Exhibit 99.1

MYR Group Announces the Appointment of Paul J. Evans as Vice President, Chief Financial Officer and Treasurer

Rolling Meadows, Ill., January 3, 2012 — MYR Group Inc. (“MYR”) (NASDAQ: MYRG), a leading specialty contractor serving the electrical infrastructure market in the United States, announced today the appointment of Mr. Paul J. Evans, 44, to serve as the company’s Vice President, Chief Financial Officer and Treasurer, effective January 3, 2012.  Since 2010, Mr. Evans has served as the President and Chief Executive Officer of Conex Energy, a renewable energy company.  From 2002 until 2009, Mr. Evans was with NorthWestern Corporation, an energy service and solutions company, and served as its Treasurer and Corporate Officer from 2004 until 2009.  Previously, Mr. Evans held corporate operational finance positions at Duke Energy North America, NRG Energy, and McClane Company, Inc.  Mr. Evans received a Masters of International Management from Thunderbird’s Garvin School of International Management and a Bachelors of Business Administration from Stephen F. Austin State University.  He is a Certified Public Accountant.

Bill Koertner, MYR’s President and CEO said, “We are very excited to welcome Paul to MYR’s leadership team. He brings strong financial leadership skills and a broad knowledge of the capital markets in the energy industry to our team, and we are confident that his extensive experience will have a positive impact on our organization as we grow.”

Mr. Koertner continued, “Mr. Evans will replace Marco Martinez as MYR’s Chief Financial Officer.  Mr. Martinez will move into the position of Vice President of Contract Performance to provide greater focus on managing project execution risks.”

About MYR Group Inc.

MYR is a holding company of specialty construction service providers. Through subsidiaries dating back to 1891, MYR is one of the largest national contractors serving the transmission and distribution sector of the United States electric utility industry. Transmission and Distribution customers include electric utilities, private developers, cooperatives, municipalities and other transmission owners. MYR also provides Commercial and Industrial electrical contracting services to facility owners and general contractors in the Western United States. Our comprehensive services include turnkey construction and maintenance services for the nation’s electrical infrastructure.

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

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